Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2019

Strong Year-over-year Revenue and Earnings Growth;
Continued Diversification of Global Manufacturing and Customer Base
Spokane Valley, WA— January 29, 2019 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 29, 2018.
For the second quarter of fiscal year 2019, Key Tronic reported total revenue of $123.0 million, up 10% from $111.7 million in the same period of fiscal year 2018. For the first six months of fiscal year 2019, total revenue was $250.5 million, up 13% from $220.9 million in the same period of fiscal year 2018. The results for the first six months of fiscal year 2019 included approximately $7.2 million in accelerated revenue as a result of the Company adopting the new revenue recognition standard.
For the second quarter of fiscal year 2019, the Company had net income of $1.6 million or $0.15 per share, compared to net loss of $(0.2) million or $(0.02) per share for the same period of fiscal year 2018. For the first six months of fiscal year 2019, net income was $3.2 million or $0.29 per share, up from $0.2 million or $0.02 per share for the same period of fiscal year 2018.
For the second quarter of fiscal year 2019, gross margin was 8.0% and operating margin was 2.1%, up from 7.9% and 1.5%, respectively, in the same period of fiscal 2018.
“For the second quarter of fiscal 2019, our new programs continued to ramp, driving growing revenue, improving margins and increased profitability,” said Craig Gates, President and Chief Executive Officer. “Despite the continued industry-wide shortages for key components, we have made the necessary adjustments for adequate lead-times across our supply chain and have brought inventory levels more in line with revenue levels.”
“During the quarter, we continued to win new business from EMS competitors, including new programs involving industrial cleaning equipment, express delivery services and industrial monitoring systems. We believe the tariffs on production in China have made our North American-based production more appealing to potential new customers. Moreover, our plans to add additional capacity in Vietnam will significantly reduce production costs, diversify our global manufacturing base and provide an additional hedge against uncertainty in a lingering or future trade war with China.”
Business Outlook
For the third quarter of fiscal year 2019, the Company expects to report revenue in the range of $120 million to $125 million, and earnings in the range of $0.13 to $0.18 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-204-4368 or +1-323-794-2423 (Access Code: 4555337). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 4555337).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$123,037	$111,725	$250,509	$220,942
Cost of sales	113,157	102,925	231,096	204,297
Gross profit	9,880	8,800	19,413	16,645
Research, development and engineering expenses	1,857	1,495	3,557	3,005
Selling, general and administrative expenses	5,399	5,654	10,687	10,825
Total operating expenses	7,256	7,149	14,244	13,830
Operating income	2,624	1,651	5,169	2,815
Interest expense, net	708	616	1,385	1,210
Income before income taxes	1,916	1,035	3,784	1,605
Income tax provision	327	1,259	602	1,397
Net income (loss)	$1,589	$(224)	$3,182	$208
Net income (loss) per share — Basic	$0.15	$(0.02)	$0.30	$0.02
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,760
Net income (loss) per share — Diluted	$0.15	$(0.02)	$0.29	$0.02
Weighted average shares outstanding — Diluted	10,881	10,760	10,986	10,760

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 29, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$192	$343
Trade receivables	72,248	70,262
Contract assets	19,118	—
Inventories, net	91,615	110,315
Other	18,264	13,600
Total current assets	201,437	194,520
Property, plant and equipment, net	27,903	27,548
Other assets:
Deferred income tax asset	7,256	7,882
Goodwill	9,957	9,957
Other intangible assets, net	3,300	3,726
Other	2,976	2,895
Total other assets	23,489	24,460
Total assets	$252,829	$246,528
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,094	$76,198
Accrued compensation and vacation	7,755	8,105
Current portion of debt, net	5,841	5,841
Other	7,048	8,769
Total current liabilities	93,738	98,913
Long-term liabilities:
Term loans	10,011	12,932
Revolving loan	24,378	16,222
Other long-term obligations	476	380
Total long-term liabilities	34,865	29,534
Total liabilities	128,603	128,447
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,518	46,244
Retained earnings	76,517	72,806
Accumulated other comprehensive gain (loss)	1,191	(969)
Total shareholders’ equity	124,226	118,081
Total liabilities and shareholders’ equity	$252,829	$246,528

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